Exhibit 10.8

HOG FUEL SUPPLY AGREEMENT

THIS HOG FUEL SUPPLY AGREEMENT (this “Agreement”) is entered into by and between Clearwater Paper Corporation, a Delaware corporation (“Buyer”) and Potlatch RetainCo, LLC, a Delaware limited liability company (“Seller”) as of ___________, 2008 (the “Effective Date”). (Buyer and Seller are sometimes hereinafter in this Agreement referred to collectively as the “parties”, or individually as a “party”).

RECITALS

A. Seller produces in-woods hog fuel (“Hog Fuel”) from biomass on lands owned by Seller and its affiliates in the State of Idaho and from stumpage contracts held by Seller in the State of Idaho.

B. Buyer operates a pulp and paper facility in Lewiston, Idaho (the “Buyer’s Mill”).

C. Buyer desires to purchase Hog Fuel from Seller for use at Buyer’s Mill, and Seller desires to supply Hog Fuel to Buyer in accordance with terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the terms and conditions set forth herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

SPECIFICATIONS; AS IS

1.1 Specifications. The Hog Fuel shall meet customary hog fuel standards (the “Specifications”).

1.2 Generally. Seller warrants that it will have at the time of delivery merchantable title to Hog Fuel sold hereunder free and clear of liens and encumbrances. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL HOG FUEL DELIVERED UNDER THIS AGREEMENT ARE WITHOUT ANY WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR ANY STATUTORY WARRANTY.

ARTICLE II

QUANTITIES

2.1 Generally. During the term of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 45,000 bone dry tons of Hog Fuel per Contract Year (the “Annual

Quantity”). Each Contract Year is the one year period commencing on the Effective Date and on each anniversary thereof.

2.2 Source. The Hog Fuel shall be obtained from timberlands owned by Seller or its affiliates north of the Salmon River within the State of Idaho (the “Base Lands”), other lands from time to time owned by Seller or its affiliates, and from stumpage contracts held by Seller from time to time for the harvest of timber from lands owned by unaffiliated third parties.

ARTICLE III

DELIVERY, LOADING AND MEASUREMENT

3.1 Transportation and Measurement. Hog Fuel will be delivered FOB at Buyer’s Mill. The weight of each delivery will be determined by weighing, at Buyer’s Mill, each loaded truckload and deducting the tare weight. Buyer shall maintain a state verified scale in good order and accuracy. Buyer shall be responsible for unloading Hog Fuel from the delivery trucks. Buyer shall determine the percentage of moisture content of Hog Fuel in each load by customary laboratory procedures based upon representative samples. The percentage so determined shall be multiplied by the weight, in pounds, of the load and the product shall be deducted from the total pounds in the load. The remainder shall be divided by 2,000 and the quotient shall constitute the number of bone dry tons or “BDTs” (2,000 pounds of moisture-free fiber) in the load. Copies of the scale tickets and moisture test results shall be sent to Seller. Seller may make test measurements of load weight and moisture content from time to time, at Seller’s expense. If such measurements show that payments need adjustment, up or down, the correction shall be applied to the load measured and the five (5) truckloads of hog fuel received by Buyer immediately prior to the load measured. Buyer shall make any compensation adjustments within five (5) days after such adjustment is mutually agreed to

3.2 Inspection. Buyer shall inspect and sample each load of Hog Fuel after arrival at the Buyer’s Mill and shall promptly notify Seller of any failure of the Hog Fuel to conform to the Specifications. If Buyer fails to give such notice with respect to any load within twenty-four (24) hours after arrival at the Buyer’s Mill, such load of Hog Fuel will be deemed to conform to the Specifications and Buyer will be deemed to have accepted and shall be obligated to pay for such load.

Whenever Buyer determines as a result of its reasonable inspection that any load of Hog Fuel delivered fails to conform to the Specifications, Buyer shall immediately notify Seller. If Buyer reasonably rejects any such quantity as failing to meet the specifications, Buyer may dispose of the rejected Hog Fuel, in any manner it deems appropriate without any payment therefor to Seller. Freight charges on any rejected Hog Fuel, and any costs incurred by Buyer in disposing of the rejected load shall be Seller’s responsibility, and shall be promptly paid upon billing by Buyer. Title and risk of loss or damage of Hog Fuel shall pass to Buyer when the Hog Fuel is unloaded at Buyer’s Mill.

3.3 Records. Buyer shall keep accurate records of deliveries of Hog Fuel, including weight by truck and the results of moisture tests. Such records shall be retained for at least two years after delivery of Hog Fuel, and shall be available for inspection by Seller at reasonable times after reasonable notice.

ARTICLE IV

PRICE AND PAYMENT

4.1 Prices of Hog Fuel. Prices of Hog Fuel commencing on the Effective Date (the “Initial Price Date”) shall be $____/BDT.

Effective on each anniversary of the Effective Date, the price for the Hog Fuel shall be adjusted to reflect the fair market value of such Hog Fuel in Central Idaho (the “Hog Fuel Price Reset Date”), but in any event no greater than $75 per BDT, nor less than the Seller Minimum Price. The “Seller Minimum Price” is (a) $3 (three dollars) per BDT plus (b) Seller’s actual out of pocket costs, per BDT, of producing and transporting the Hog Fuel, including without limitation amounts paid to contractors, Seller’s fully loaded cost of employees (not to exceed $1 (one dollar) per BDT), and stumpage fees, if any, paid by Seller with respect to the Hog Fuel. The parties shall endeavor to agree on the price no later than ten (10) days prior to the Hog Fuel Price Reset Date. Either party may request that the price for the Hog Fuel shall be determined by arbitration in accordance with Section 4.2.

If the parties do not agree on a price for Hog Fuel by the date the first payment for such Hog Fuel delivered after the Hog Fuel Price Reset Date is due, Buyer shall initially pay for such Hog Fuel at the last established price for such Hog Fuel. After the price for Hog Fuel previously delivered is determined by arbitration or by agreement, (i) the price of such Hog Fuel shall be retroactively adjusted back to the relevant Hog Fuel Price Reset Date and (ii) within five (5) days after such determination, an adjustment payment shall be made by Buyer to Seller, or Seller to Buyer, as the case may be, to adjust the price for such Hog Fuel to the price as determined by the arbitrator or the agreement of the parties.

4.2 Arbitration. If the parties are unable to agree upon the price for Hog Fuel on any Hog Fuel Price Reset, the dispute shall be resolved through “baseball arbitration” as follows:

4.2.1. Upon the written notice of either party after reasonable efforts to resolve the dispute (the “Arbitration Notice”), the parties shall jointly name an arbitrator to resolve the dispute. The arbitrator shall be a seasoned wood by-products professional familiar with pricing of hog fuel in the Pacific Northwest who has not performed any work as an employee or consultant for either party during the previous five (5) years. If the parties are unable to agree on a single arbitrator within ten (10) days after receipt of the Arbitration Notice, then within five (5) days thereafter, each party shall select its own arbitrator with such qualification, and the two selected arbitrators shall jointly select the arbitrator with such qualification who will resolve the dispute. If any party fails to timely select an arbitrator, then the arbitrator selected by the other party shall resolve the dispute. If the two arbitrators selected by the parties are unable or unwilling to select an arbitrator to resolve the dispute within ten (10) days, then either party may petition the District Court in Lewiston, Idaho to select the arbitrator.

4.2.2. Once an arbitrator has been selected, each of the parties shall provide the arbitrator with (i) such documents, evidence and other information as may be desirable to inform the arbitrator of the background and relevant facts of the dispute, and (ii) a proposed final decision on the matters in dispute (the “Proposed Decision”). Upon evaluating all of the documents, evidence and other information provided by the parties, the arbitrator shall render a decision on the dispute by accepting in whole one party’s Proposed Decision. If the dispute is a pricing dispute, the arbitrator shall accept the Proposed Decision that most closely reflects the then market value of the Hog Fuel. Provided that the arbitrator has made a decision solely by selecting the Proposed Decision of one of the parties, the arbitrator’s determination shall be conclusive and binding on the parties.

4.2.3. The fees of the arbitrator(s) shall be paid by the party whose Proposed Decision is not selected by the arbitrator. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs in connection with the arbitration from the other party.

4.3 Payment. Payment for Hog Fuel delivered between the 1st and 15th day of the month shall be made by the 25th day of the month. Payment for Hog Fuel delivered between the 16th and the end of the month shall be made by the 10th day of the following month. Payments not made when due shall accrue interest at the rate of 18% per annum (but in no event higher than the maximum rate permitted by applicable law). Each payment shall be accompanied by a detailed statement setting forth the calculation of the payment. In the event any truck load of Hog Fuel are lost or destroyed after title has passed to Buyer but before Buyer has determined the BDT content of such truck load, payment for same shall be made on the 15th day of the month following such loss or destruction based on Buyer’s reasonable estimate of the amount lost or destroyed. Such estimate shall be based on the average BDT content of similar truck load previously received.

ARTICLE V

DELIVERY PROJECTIONS

On or before April 1 of each calendar year, beginning with April 1 immediately following the Effective Date, Seller will prepare in good faith and provide to Buyer a schedule of delivery of Hog Fuel for the upcoming logging season, meaning the period from May 1 to April 30 of the following calendar year (the “Delivery Projection”). If, during the logging season, Seller’s harvest plans materially change, Seller will provide Buyer with an updated delivery schedule. Seller will use reasonable efforts to meet the delivery schedule in the delivery schedule in the Delivery Projections (as it may be amended).

ARTICLE VI

TERM

This Agreement shall have a term of two (2) years commencing on the Effective Date, and terminating automatically at 11:59:59 p.m. (Pacific Time), on the second anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with its terms, or extended in accordance with the express terms of this Section 5. The Term of this Agreement may be extended for a single one (1) year extension term commencing immediately upon expiration of the Initial Term upon written notice (the “Extension Notice”) by either party (the “Extending Party”) to the other party (the “Counterparty”) at least six (6) months prior to the termination date of the current Term; provided, however, that the Counterparty may, in its sole and absolute discretion, decline to extend the Term of this Agreement by providing written notice to the Extending Party within ninety (90) days after the Counterparty receives the Extension Notice, in which event the Term shall automatically expire at the end of the Initial

Term. The Initial Term and the extension term are sometimes referred to in this Agreement as the “Term.”

ARTICLE VII

FORCE MAJEURE.

7.1 In the event that Buyer or Seller shall be prevented from performing its respective obligations hereunder by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, embargoes, weather conditions or restrictions under environmental laws, epidemics or acts of sabotage or any other such cause or causes (whether or not of a similar nature) beyond the reasonable control of such party (each of the foregoing a “Force Majeure Event”), such party shall not be held in breach hereof, but shall be excused for such nonperformance to the extent and during such time that such Force Majeure Event exists. Each party shall use commercially reasonable efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give notice of the occurrence of a Force Majeure Event as soon as commercially practicable after the occurrence thereof, which notice shall include the expected date when the party affected by such Force Majeure Event will no longer be affected thereby. (The period from the notice and the expected expiration date of the Force Majeure Event is referred to herein as the “Force Majeure Period”.) In the case of Seller, a Force Majeure Event includes any such event that renders it impractical to harvest the Annual Quantity from the Base Lands or stumpage contracts held by Seller with respect to lands of unrelated third parties within the State of Idaho.

7.2 Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which Seller’s performance is excused hereunder, Buyer shall have the right to obtain Hog Fuel from sources other than Seller to replace the Hog Fuel that would have otherwise been delivered by Seller (“Substitute Hog Fuel”) until such time as Seller is again able to commence delivery of Hog Fuel to Buyer; provided that the volume of Hog Fuel Buyer contracts for shall be no more than the volume of Hog Fuel that reasonably would have been delivered by Seller in the absence of such Force Majeure Event (based upon the expected duration of the Force Majeure Period), and in any event no such agreement for Substitute Hog Fuel shall be for a term longer than two (2) months or the Force Majeure Period, whichever is longer, without the prior consent of Seller, such consent not to be unreasonably withheld or delayed. After Seller gives notice to Buyer that it is able to resume delivery of Hog Fuel to Buyer pursuant to the terms of this Agreement, Buyer shall notify Seller of any remaining commitments for the purchase of Substitute Hog Fuel that Buyer has entered into. Buyer shall not be required to accept delivery of Hog Fuel from Seller until such time as Buyer has accepted delivery of the Substitute Hog Fuel contracted by Buyer. Buyer’s obligations to accept Hog Fuel hereunder (and Seller’s obligation to deliver such Hog Fuel) during the calendar year in which the Force Majeure Event exists shall be reduced, at Buyer’s election, by the quantity of all Hog Fuel not delivered by Seller due to the Force Majeure Event.

7.3 Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which Buyer cannot accept the Annual Quantity of Hog Fuel, Seller shall have the right to sell to third parties, or use for itself, Hog Fuel that Buyer is unable to accept; provided that Seller shall not enter into agreements to sell Hog Fuel to third parties for a term longer than two (2) months or the Force Majeure Period, whichever is longer, without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed. Upon notice from Buyer to Seller that Buyer is again able to accept delivery of such Hog Fuel, Seller will notify Buyer of any commitments for the sale of Hog Fuel to third parties that Seller has entered into that preclude or severely hinder Seller’s ability to deliver Hog Fuel to Buyer and Seller shall not be required to resume providing Hog Fuel to Buyer until Seller has delivered all Hog Fuel covered by such commitments. Seller’s obligation to deliver Hog Fuel hereunder (and Buyer’s obligation to accept such Hog Fuel) during the calendar year in which the Force Majeure Event exists shall be reduced, at Seller’s election, by the quantity of all such Hog Fuel not accepted by Buyer due to the Force Majeure Event.

7.4 Notwithstanding anything herein to the contrary, a “Force Majeure Event” shall not include (i) adverse financial or market conditions, (ii) a party’s financial inability to perform, or (iii) an act, omission or circumstance arising from the gross negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

7.5 Notwithstanding anything herein to the contrary, if by virtue of this Section 7, either party is excused from performance of any material obligation for a continuous period greater than four (4) months, then the other party may (provided its material obligations are not also suspended by such Force Majeure Event) terminate this Agreement upon thirty (30) days prior written notice.

ARTICLE VIII

ADDITIONAL PROVISIONS

8.1 Notices. Any notice required or permitted to be issued or given under this Agreement shall be made by one of the following methods: (a) fax transmittal; (b) personal delivery; or (c) delivery by certified mail, return receipt requested or national overnight courier service (e.g. Federal Express, UPS, DHL), all at the address or number listed below.

If to Seller:	Potlatch RetainCo, LLC 2200 Railroad Avenue St. Maries, ID 83861 Fax: 208-245-2585 Attn: Resource Unit Manager

With a copy to:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 509-835-1561 Attn: General Counsel

If to Buyer:	Clearwater Paper Corporation 805 Mill Road – P.O. Box 1388 Lewiston, ID 83501 Fax: 208-799-1918 Attn: Fiber Supply Manager

With a copy to:	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Fax: Attn: General Counsel

Notices given by fax transmittal shall be effective upon electronic confirmation of delivery. Notices given by personal delivery shall be effective upon actual delivery. Notices given by certified mail shall be effective three (3) business days after deposited in the US mails, postage prepaid. Notices given by national overnight services shall be effective two (2) business days after delivery to such courier service, fees prepaid.

A party may change the fax and/or address for notice by giving notice of the change, in writing, in accordance with this Section.

8.2 Assignment. This Agreement may not be assigned in whole or in part without the prior written consent of the nonassigning party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

(a) Seller may assign this Agreement to a third party that acquires in a single transaction the majority of the Base Lands. Seller will be released from any liability under this Agreement arising after such assignment upon Buyer’s receipt of an assumption agreement, in a form reasonably acceptable to Buyer, executed by the acquirer of the majority of the Base Lands.

(b) In the event of a sale or transfer of substantially all of the assets comprising Buyer’s Mill, Buyer shall assign this Agreement to the acquirer. Buyer will be released from any liability under this Agreement arising after such assignment upon Seller’s receipt of an assumption agreement, in a form reasonably acceptable to Seller, executed by the acquirer of the Buyer’s Mill.

(c) Either party may assign any or all of its rights and interests hereunder, or delegate any or all of its obligations hereunder to one or more of its affiliates.

Except as provided in Sections 8.3(a) or (b), no assignment shall relieve the assigning party from its liability under this Agreement.

8.3 Default. If either party should fail or neglect to perform or observe any of its covenants or obligations contained herein, and such default shall continue for thirty (30) days or more after written notice of such failure or neglect shall be given by the other party, or if a bankruptcy or receivership proceeding, voluntary or involuntary, should be commenced against a party, or if assignment of a party’s property shall be made for the benefit of creditors, then in any of such events the other party may, by written notice, terminate this Agreement. Such termination shall not relieve the defaulting party from liability for damages (subject to the limitations below). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES. Except as provided in the previous sentence, it is agreed that the remedies given herein are not exclusive and are without prejudice to any other remedy available, and that in addition thereto the parties hereto shall have all other remedies expressly set forth in this Agreement or that are available at law or in equity.

8.4 Integration. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, relating thereto except as expressly set forth herein. There are no promises, statements, covenants, representations, or warranties, expressed or implied, oral or written, about the subject matter of this Agreement that are not contained herein.

8.5 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its rules governing conflict of laws.

8.6 Attorney Fees. If a party to this Agreement files an action in any court or other forum (including in or in connection with any bankruptcy proceeding) to enforce compliance with any term of this Agreement or to allege a breach thereof against the other party, the prevailing party in that action shall be entitled to recover all reasonable attorneys’ fees, costs and any necessary disbursements incurred therein, including, without limitation, expert witness fees, deposition costs, court clerk fees, service fees, and printing costs, in addition to any other relief to which the party may be entitled at trial or upon appeal.

8.7 No Third Party Beneficiaries. This Agreement creates no rights in favor of any third party not a party to this Agreement.

8.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.9 Amendments; Modifications; Waiver. Neither this Agreement nor any term or provision thereof may be waived, modified, or amended, except by a written agreement signed by the party against whom the waiver, modification, or amendment is sought, and even then, only to the extent set forth in such written instrument. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement nor any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the party against which the waiver is to be effective

8.10 Construction. The parties to this Agreement have participated fully in its negotiation and preparation, with benefit of legal counsel, and accordingly, the Agreement shall not be more strictly construed against either one of the parties. Section headings used in this Agreement are for ease of reference only and shall have no bearing on the interpretation or construction of any provisions of this Agreement.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart thereof.

[Signature page follows]

THIS HOG FUEL SUPPLY AGREEMENT is executed by Buyer and Seller as of the date first hereinabove set forth.

BUYER:

Clearwater Paper Corporation,

a Delaware corporation

By: ____________________________________________

Name: __________________________________________

Title: ___________________________________________

SELLER:

Potlatch RetainCo, LLC,

a Delaware limited liability company

By: ____________________________________________

Name: __________________________________________

Title: ___________________________________________